Conmed Healthcare Management, Inc. Reports Second Quarter 2010 Financial Results

Company Reports Record Operating Income of Approximately $661,000

Hanover, Md. -- (BUSINESS WIRE)—August 16, 2010 -- Conmed Healthcare Management, Inc. (NYSE - Amex: CONM - News), a leading full service provider of correctional facility healthcare services to county and municipal detention centers, today announced financial results for the second quarter and six months ended June 30, 2010.

Second Quarter Financial Highlights
•	Net revenue increased 15.9% to $14.7 million from $12.7 million in last year's comparable period.
•	Operating expenses as a percentage of revenue declined 470 basis points to 15.4% from 20.1% in the year-ago period.
•	Operating income rose to approximately $661,000 from approximately $51,000 in the year-ago period.
•
Net income was approximately $342,000, or $0.03 per basic and $0.02 per diluted share, including approximately $4,000 for a change in fair value of derivatives, compared to net loss of $(2.4) million, or $(0.19) per basic and diluted share, in the year-ago period, including $2.4 million for a change in fair value of derivatives.

•	The Company generated $1.1 million in adjusted EBITDA, a non-GAAP measure, and finished the quarter with $12.1 million in cash and cash equivalents, or $0.85 per diluted share, as of June 30, 2010.

Second Quarter Highlights:
•
Signed an agreement with the City of Roanoke, VA, a new customer, for an initial three-year term with options for two one-year extensions which are at the City’s option. The contract is expected to generate approximately $9.1 million in revenues during the term of the contract, including the option renewal periods, with the initial annual rate of $1.8 million. Conmed will deploy and manage a state-of-the-art EHR (Electronic Health Record) and E-MAR (Electronic Medication Administration Record) system in the City of Roanoke’s jail facility, which is expected to improve quality of care, while also reducing operating expenses.

•
The Company was added to the Russell Microcap® Index, which remains in place for one year and means automatic inclusion in the appropriate growth and value style indexed equity portfolios. The Russell Microcap Index measures the performance of the microcap segment of the U.S. equity market.

Subsequent to the End of Second Quarter
•
Announced the retirement of Dr. Howard Haft, Executive Vice President and Chief Medical Officer and co-founder of the Company, Dr. Haft will continue to provide consulting and advisory services to the Company as needed. Dr. Robert Younes has been named Chief Medical Officer designate and will transition to the position of Chief Medical Officer on September 1, 2010.

•	Named Dr. Stephen B. Goldberg Executive Vice President, assuming additional corporate responsibilities while remaining responsible for the Company’s mental and behavioral health operations.

•
Announced approximately $778,000 in price adjustments, service expansions and contract extensions related to 35 existing county and municipal contracts with anniversary dates between January 1, 2010 and August 1, 2010, representing an anticipated 2.6% increase in annual revenues on these contracts. Approximately 72% of the increase became effective between July 1, 2010 and August 1, 2010.

Second Quarter Financial Results
Net revenue for the three months ended June 30, 2010 increased $2.0 million, or 15.9%, to $14.7 million from $12.7 million in last year's comparable period. The addition of service contracts signed with new jurisdictions since April 1, 2009 accounted for $1.6 million, or 78.9%, of the increase in revenue for the three months ended June 30, 2010 compared to the same period for the prior year. Revenue improvement also resulted from expansion of services provided under a number of existing contracts in which we were providing services prior to April 1, 2009 as well as price increases related to existing service requirements. The increase in revenue was partially offset by decreases in other volume related activities, primarily associated with lower per diem reimbursements tied to inmate population partially offset by an increase in stop/loss reimbursements due to higher out of facility medical expenditures in excess of stop/loss limits billed back to counties.

"Our performance in the second quarter of 2010 again documented the consistency in our financial model,” commented Richard Turner, Chairman and Chief Executive Officer of Conmed. “We experienced a double-digit revenue increase, a decline in operating expenses as a percentage of revenues, and generated over a million dollars in cash. We enjoyed continued momentum despite ongoing economic pressures that exist in the marketplace, as we welcomed the City of Roanoke, Virginia as a new customer and also retained our existing contracts that were up for renewal. Further, subsequent to the end of the quarter, we announced price increases, service expansions and contract extensions that we achieved in 2010, which we believe were the result of the high level of satisfaction among our existing clients.”

Total healthcare expenses for the quarter ended June 30, 2010 were $11.8 million compared to $10.1 million in the year-ago period. The increase in spending for medical expenses in absolute dollars reflects increases primarily from new contracts for medical services both in and out of the facility. The increase in spending as a percentage of revenue primarily results from increases in pharmacy expenses and out of facility hospital expenses which were higher than the prior year as a result of lower than normal hospitalization days in the second quarter of 2009. Gross profit increased 12.6% to $2.9 million, or 19.9% gross margin, compared to $2.6 million, or 20.5% gross margin, last year.

Total operating expenses decreased 11% to $2.3 million for the quarter ended June 30, 2010 compared to $2.5 million for the year-ago period. Operating expenses as a percentage of revenue declined 470 basis points to 15.4% from 20.1% in the year-ago period, which continues to reflect the leverage in the Company’s operating model. Selling and administrative expenses for the second quarter were $2.0 million or 13.5% of revenue compared to $1.9 million or 15.3% of revenue for the year-ago quarter. The reduction in spending as a percentage of revenue resulted from improved economies of scale.

Conmed reported record operating income of approximately $661,000 in the second quarter of 2010 compared to operating income of approximately $51,000 in the second quarter last year. Net income was approximately $342,000, or $0.03 per basic and $0.02 per diluted share compared to a net loss of $(2.4) million, or $(0.19) per basic and diluted share in the year-ago period. The second quarter 2010 net income included an adjustment of approximately $4,000 compared to a 2009 adjustment of $2.4 million to reflect the loss on fair value of derivatives (outstanding warrants) as required under derivative accounting for warrants that are indexed to an entity’s own stock**.

For the second quarter of 2010, adjusted EBITDA*, a non-GAAP measure, grew 32.1% to $1.1 million compared to approximately $822,000 in the prior year second quarter.

Dr. Turner concluded, “We see some counties and municipalities managing budget pressures as they try to maintain service levels with less tax revenue, in some instances the Request for Proposal (RFP) cycles have lengthened but still are getting completed. Nevertheless we believe we have a compelling business model and our pipeline remains robust. We believe that our brand and strong service proposition, which includes our quality of service, our audit compliance track record and our exceptional customer renewal and retention rates give us a competitive edge in our marketplace.”

Year-to-Date Results
Net revenue for the six months ended June 30, 2010 increased 17.3%, or $4.4 million, to $29.5 million, compared to $25.1 million for last year's comparable period. The addition of service contracts signed with new jurisdictions since January 1, 2009 accounted for $3.1 million, or 71.7% of the increase in revenue for the six months ended June 30, 2010 compared to the same period for the prior year. Total healthcare expenses for the six months ended June 30, 2010 were $23.7 million compared to $19.9 million in the year-ago period. For the six months ended June 30, 2010, gross profit increased 10.7% to $5.8 million, representing 19.8% gross margin, compared to gross profit of $5.3 million or 21.0% gross margin in last year's same period.

Total operating expenses were $4.6 million, or 15.6% of revenue for the six months ended June 30, 2010 compared to $5.0 million, or 19.9% of revenue for the year-ago period. Conmed's operating income was a record $1.2 million compared to operating income of approximately $266,000 in the same period last year. Net income was approximately $626,000 or $0.05 per basic and $0.04 per diluted share compared to a loss of $(2.3) million, or ($0.18) loss per basic and fully diluted share. For the first six months 2010, net income included an adjustment of approximately $47,000 compared to a 2009 adjustment of $2.4 million to reflect the loss on fair value of derivatives (outstanding warrants) as required under derivative accounting for warrants that are indexed to an entity’s own stock**.

For the first six months of 2010, adjusted EBITDA* was $2.1 million compared to $1.8 million in the same period last year.

The Company generated $1.3 million in operating cash flow in the period ended June 30, 2010, and had $12.1 million in cash and cash equivalents as of June 30, 2010 compared to $11.1 million at December 31, 2009. Shareholders’ equity increased to $16.4 million at June 30, 2010 compared to $15.5 million at December 31, 2009. Days Revenue Outstanding as of June 30, 2010 was approximately 15 days.

Conference Call
Conmed will host a conference call today, Monday, August 16, 2010, at 4:30 PM ET. Anyone interested in participating should call 1-877-941-4774 if calling within the United States or 1-480-629-9760 if calling internationally. A re-play will be available until August 23, 2010, which can be accessed by dialing 1-877-870-5176 if calling within the United States or 1-858-384-5517 if calling internationally. Please use passcode 4339598 to access the replay.

The call will also be accompanied a live by webcast over the Internet and accessible at
http://viavid.net/dce.aspx?sid=000078DF.

*Use of Non-GAAP Measures
In addition to containing results that are determined in accordance with accounting principles generally accepted in the United States of America (GAAP), this press release also contains non-GAAP financial measures.  Adjusted EBITDA, as used in this press release, represents net income (loss) from continuing operations before interest, taxes, depreciation and amortization adjusted for stock-based compensation and change in fair value of derivative financial instruments and other unusual or non-recurring transactional events. Adjusted EBITDA is a key indicator used by management to evaluate operating performance. While adjusted EBITDA is not intended to replace any presentation included in the consolidated financial statements under GAAP and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, the Company believes this measure is useful to investors in assessing the Company’s capital expenditures and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of adjusted EBITDA to the nearest comparable GAAP financial measure is included in the financial schedules accompanying this press release. The adjusted financial measure, as well as other information in this press release, should be read in conjunction with the Company’s financial statements filed with the Securities and Exchange Commission.

**Derivative Accounting for Warrants that are Indexed to an Entity’s Own Stock:
Effective January 1, 2009 we adopted derivative accounting for warrants that are indexed to an entity’s own stock. We are required to record a non-cash charge to our GAAP results and thus our financial statements will continue to include this charge going forward until certain events occur and/or conditions are met, as defined in the new regulations. As a result of the Company’s adoption of this accounting standard effective January 1, 2009, approximately 1.7 million of our issued and outstanding common stock purchase warrants previously treated as equity pursuant to the derivative treatment exemption were no longer afforded equity treatment and as a result they have been recorded as a liability based on fair value estimates. These common stock purchase warrants do not trade in an active securities market, and as such, we estimate the fair value of these warrants using the Black-Scholes option pricing model and all changes in the fair value of these warrants will be recognized currently in earnings until such time as the warrants are exercised or expire. Between January 1, 2009 and March 31, 2010, we amended approximately 815,000 of the approximately 1.7 million common stock purchase warrants to remove the provisions that resulted in liability treatment, and such amended common stock purchase warrants are now treated as equity.

About Conmed
Conmed has provided correctional healthcare services since 1984, beginning in the State of Maryland, and currently serves county and municipal correctional facilities in seven states, including Arizona, Kansas, Maryland, Oklahoma, Oregon, Virginia and Washington. For more information, visit us at www.conmedinc.com.

Forward Looking Statements
This press release may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the Company's plans, objectives, expectations and intentions; and (ii) other statements that are not historical facts including statements which may be identified by words such as "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "projects," "potentially," or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control) including, without limitation, the Company's ability to increase revenue and to continue to obtain new contracts, the incurrence of start-up costs associated with new contracts, contract renewals and extensions; inflation exceeding the Company’s projection of the inflation rate of cost of services under multi-year contracts; the ability to obtain bonds; decreases in occupancy levels or disturbances at detention centers; malpractice litigation; the ability to utilize third party administrators for out-of-facility care; compliance with laws and government regulations, including those relating to healthcare; investigation and auditing of our contracts by government agencies; competition; termination of contracts due to lack of government appropriations; material adverse changes in economic and industry conditions in the healthcare market; negative publicity regarding the provision of correctional healthcare services; dependence on key personnel and the ability to hire skilled personnel; influence of certain stockholders; increases in healthcare costs; insurance; completion and integration of future acquisitions; public company obligations; limited liability of directors and officers; the Company’s ability to meet the NYSE Amex continued listing standards; and stock price volatility. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2009. Investors and security holders are urged to read this document free of charge on the SEC's web site at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

CONMED HEALTHCARE MANAGEMENT, INC.
CONSOLIDATED BALANCE SHEETS

	June 30, 2010 (unaudited)	December 31, 2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$12,068,889	$11,056,143
Accounts receivable	2,490,069	2,278,074
Prepaid expenses	517,936	865,261
Deferred taxes	111,000	102,000
Total current assets	15,187,894	14,301,478

PROPERTY AND EQUIPMENT, NET	626,950	605,578

DEFERRED TAXES	1,377,000	1,381,000

OTHER ASSETS
Service contracts acquired, net	709,000	984,000
Non-compete agreements, net	355,228	436,667
Goodwill	6,263,705	6,263,705
Deposits	11,549	11,549
Total other assets	7,339,482	7,695,921
	$24,531,326	$23,983,977

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$2,709,100	$1,489,498
Accrued expenses	3,535,433	4,146,940
Taxes payable	313,103	550,000
Deferred revenue	215,476	1,018,645
Total current liabilities	6,773,112	7,205,083

DERIVATIVE FINANCIAL INSTRUMENTS	1,346,829	1,299,450

SHAREHOLDERS’ EQUITY
Preferred stock, no par value; authorized 5,000,000 shares; issued and outstanding zero shares as of June 30, 2010 and December 31, 2009	--	--
Common stock, $0.0001 par value, authorized 40,000,000 shares; issued and outstanding 12,630,822 and 12,629,572 shares as of June 30, 2010 and December 31, 2009, respectively	1,263	1,263
Additional paid-in capital	38,136,149	37,829,900
Accumulated deficit	(21,726,027)	(22,351,719)
Total shareholders' equity	16,411,385	15,479,444
	$24,531,326	$23,983,977

CONMED HEALTHCARE MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
        (UNAUDITED)

	For the Six Months Ended June 30, 2010	For the Six Months Ended June 30, 2009	For the Three Months Ended June 30, 2010	For the Three Months Ended June 30, 2009

Service contract revenue	$29,490,123	$25,131,993	$14,738,152	$12,712,751

HEALTHCARE EXPENSES:
Salaries, wages and employee benefits	16,705,809	14,238,095	8,490,509	7,250,241
Medical expenses	6,011,743	4,763,396	2,872,001	2,381,463
Other operating expenses	941,528	863,830	446,815	479,625
Total healthcare expenses	23,659,080	19,865,321	11,809,325	10,111,329

Gross profit	5,831,043	5,266,672	2,928,827	2,601,422

Selling and administrative expenses	3,990,333	3,759,723	1,987,202	1,944,196
Depreciation and amortization	599,699	1,240,559	280,170	605,738
Total operating expenses	4,590,032	5,000,282	2,267,372	2,549,934

Operating income	1,241,011	266,390	661,455	51,488

OTHER INCOME (EXPENSE)
Interest income	45,360	44,580	27,291	15,952
Interest (expense)	--	(7,173)	--	(1,967)
(Loss) on fair value of derivatives	(47,379)	(2,444,273)	(3,695)	(2,445,139)
Total other income (expense)	(2,019)	(2,406,866)	23,596	(2,431,154)

Income (loss) before income taxes	1,238,992	(2,140,476)	685,051	(2,379,666)
Income tax expense	613,300	153,000	343,000	32,000
Net income (loss)	$625,692	$(2,293,476)	$342,051	$(2,411,666)

EARNINGS (LOSS) PER COMMON SHARE
Basic	$0.05	$(0.18)	$0.03	$(0.19)
Diluted	$0.04	$(0.18)	$0.02	$(0.19)

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	12,630,115	12,516,285	12,630,657	12,560,155
Diluted	14,242,733	12,516,285	14,280,367	12,560,155

CONMED HEALTHCARE MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
         (UNAUDITED)

	For the Six Months Ended June 30, 2010	For the Six Months Ended June 30, 2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$625,692	$(2,293,476)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation	140,920	90,559
Amortization	458,779	1,150,000
Stock-based compensation	303,937	324,269
Loss on fair value of derivatives	47,379	2,444,273
Deferred income taxes	(5,000)	--
Changes in working capital components
(Increase) decrease in accounts receivable	(211,995)	518,196
(Increase) decrease in prepaid expenses	347,325	(82,225)
Increase in accounts payable	1,219,602	560,167
(Decrease) in accrued expenses	(611,507)	(212,988)
(Decrease) in income taxes payable	(236,897)	(360,140)
(Decrease) in deferred revenue	(803,169)	(346,228)
Net cash provided by operating activities	1,275,066	1,792,407

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(117,364)	(210,117)
Stock Purchase of CMHS, LLC	--	(9,161)
Asset purchase	(147,268)	--
Net cash (used in) investing activities	(264,632)	(219,278)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on line of credit	--	(100,000)
Payments on loans	--	(36,186)
Proceeds from exercise of stock options	2,312	12,000
Net cash provided by (used in) financing activities	2,312	(124,186)

Net increase in cash and cash equivalents	1,012,746	1,448,943

CASH AND CASH EQUIVALENTS
Beginning	11,056,143	7,472,140
Ending	$12,068,889	$8,921,083

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments for interest	$--	$7,173
Income taxes paid	855,197	513,140

CONMED HEALTHCARE MANAGEMENT, INC.
RECONCILIATION OF NET INCOME (LOSS) FROM CONTINUING OPERATIONS
TO ADJUSTED EBITDA
(UNAUDITED)

	For the Six Months Ended June 30, 2010	For the Six Months Ended June 30, 2009	For the Three Months Ended June 30, 2010	For the Three Months Ended June 30, 2009
Net income	$625,692	$(2,293,476)	$342,051	$(2,411,666)
Income tax expense	613,300	153,000	343,000	32,000
Interest income	(45,360)	(44,580)	(27,291)	(15,952)
Interest expense	--	7,173	--	1,967
Depreciation and amortization	599,699	1,240,559	280,170	605,738
EBITDA	1,793,331	(937,324)	937,930	(1,787,913)
Stock-based compensation	303,937	324,269	144,506	165,000
Loss on fair value of warrants	47,379	2,444,273	3,695	2,445,139
Adjusted EBITDA	$2,144,647	$1,831,218	$1,086,131	$822,226

Contact:
Conmed Healthcare Management, Inc.
Thomas W. Fry, 410-567-5529
Chief Financial Officer
tfry@conmed-inc.com

or
Hayden IR
Peter Seltzberg, 646-415-8972
peter@haydenir.com

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